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                                  EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
MTI Technology Corporation:


        We consent to the use of our report dated May 22, 2001, except as to the second paragraph of note 6, which is as of May 31, 2001, incorporated herein by reference, relating to the consolidated balance sheets of MTI Technology Corporation and subsidiaries as of April 7, 2001 and April 1, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended April 7, 2001, and the related schedule.



/s/ KPMG LLP


Orange County, California
September 4, 2001